UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2013

Monster Beverage Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

1 Monster Way
Corona, California 92879
(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2013, the Board of Directors (the "Board") of Monster Beverage Corporation (the "Company") increased the size of the Board and appointed Mark J. Hall to serve as a director of the Company, effective as of January 1, 2014.

As previously disclosed, pursuant to an agreement between Monster Energy Company ("Monster Energy") and Mr. Hall, dated October 28, 2013 (the "Hall Agreement"), Mr. Hall, agreed to serve as a member of the Board for at least one year, effective January 1, 2014.  The Hall Agreement also provided for a sabbatical and leave of absence for Mr. Hall through December 31, 2013.  In addition, pursuant to the Hall Agreement, effective January 1, 2014, Mr. Hall will resign as President of Monster Beverage Division and be appointed Chief Brand Officer of Monster Energy. As Chief Brand Officer of Monster Energy, Mr. Hall will receive an annual salary of $250,000. The Hall Agreement also included covenants from Mr. Hall not to compete with or solicit employees or contractors of Monster Energy or its affiliates during the term of Mr. Hall's employment and for a period of two years after termination of his employment or his service as a Board member, whichever occurs last.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monster Beverage Corporation

Date:  November 13, 2013                                  /s/ Hilton H. Schlosberg
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Hilton H. Schlosberg
Vice Chairman of the Board of Directors,
President and Chief Financial Officer